15632 Roxford Street Sylmar, CA 91342-1265 818-986-0000 818-833-1342 fax www.QPClasers.com

FOR IMMEDIATE RELEASE:
Monday June 24, 2006

QPC Lasers, Inc. Issues Guidance on Revenue Growth for 2006

(SYLMAR, CA) Monday July 24, 2006 — QPC Lasers, Inc. (OTCBB:QPCI - News), parent of Quintessence Photonics Corporation, a world leader in the design and manufacture of high brightness, high power semiconductor lasers, today issued guidance for the anticipated revenue growth in the 2006 calendar year.

During the second quarter of 2006, QPC was awarded new contracts totaling approximately $4.6 million. The expected revenue in the next 12 months from the new contracts received in Q2 2006 is approximately $2.3 million as compared with the expected revenue of approximately $1.1 million for the 12 months following the contracts awarded in the prior quarter same year (Q1, 2006), and as compared with the expected revenue of approximately $325,000 for the 12 months following the contracts awarded in the same quarter of the prior year (Q2 2005). Based on the backlog, the revenue for calendar year 2006 is expected to increase by two to three times over the revenue for calendar year 2005 which totaled approximately $1.07M. In general, the contracts are cancelable and in some cases include multiple phases associated with meeting technical milestones.

In the second quarter of 2006, the orders received were from customers in the medical, industrial defense and homeland security markets. The contracts covered standard laser products, customized laser products, advanced hardware developments and technology studies. The government contracts received in the second quarter of 2006 included the largest portion of the government awards that QPC forecasted for the year. QPC does not expect substantial government contract awards in the balance of the year.

“We are very pleased with the growth of our business as our advanced solutions become accepted in the marketplace. The growth is expected to reduce our net loss and continue to pave the way for our goal of reaching a cash flow breakeven run rate in 2007,” Dr. Jeffrey Ungar, Chief Executive Officer of QPC, commented.

About Quintessence Photonics Corporation

Quintessence Photonics Corporation (www.qpclasers.com) is a world leader in the development and commercialization of high brightness, high power semiconductor lasers for the industrial, defense, and medical markets. Founded in the year 2000, QPC is vertically integrated from epitaxy through packaging and performs all critical fabrication processes at its state-of-the-art high-technology facility in the Los Angeles suburb of Sylmar, CA.

To receive public information, including press releases, conference calls, SEC filings, profiles, investor kits, News Alerts and other pertinent information please click on the following link: http://www.b2i.us/irpass.asp?BzID=1392&to=ea&Nav=0&S=0&L=1

Forward Looking Statements

This release and other materials released by the Company from time to time contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Company's management as well as estimates and assumptions made by the Company's management.

15632 Roxford Street Sylmar, CA 91342-1265 818-986-0000 818-833-1342 fax www.QPClasers.com

When used in the materials the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative of these terms and similar expressions as they relate to the Company or the Company's management identify forward looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including without limitation, delay in manufacture or shipment of our products, delay or failure to meet agreed upon specifications, sudden reduced demand of our customer's business and the risks contained in the sections of the Company's reports filed with the Securities and Exchange Commission entitled "Risk Factors") relating to the Company's industry, the Company's operations and results of operations and any businesses that may be acquired by the Company. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Although the Company believes that the expectations reflected in the forward looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the Company's reports filed with the Securities and Exchange Commission.

Contact Investor Relations:

Capital Group Communications, Inc.
Mark Bernhard, Gregory Sprague or Anthony Evans
Direct: 415-332-7200
QPC@capitalgc.com
http://www.qpclasers.com/?b=1392&l=1